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                                                                   Exhibit 99.3

                                ESCROW AGREEMENT


         ESCROW AGREEMENT, dated Nov. 1, 1994, among STRATOSPHERE CORPORATION, a Delaware corporation (herein, together with its successors and permitted assigns, "Purchaser"), BOB STUPAK, d/b/a Vegas World Casino & Hotel (herein, together with its successors and permitted assigns, "Seller"), and First Interstate Bank of Nevada, N.A., as Escrow Agent (the "Escrow Agent").

         A. Purchaser and Seller are parties to an Asset Purchase Agreement, dated Nov. 1, 1994 (the "Asset Purchase Agreement") , pursuant to which Purchaser is acquiring from Seller certain assets of the Business (as defined in the Asset Purchase Agreement).

         B. The Asset Purchase Agreement and the Letter Agreements (as defined in the Asset Purchase Agreement) provide for the payment and delivery of money and other property into the escrow hereby established, such money and property to be held in trust, invested and distributed by the Escrow Agent as herein provided.

         C. Unless otherwise indicated, all capitalized terms used herein shall have the meanings ascribed to them in the Asset Purchase Agreement.

         D. The terms and conditions of the Asset Purchase Agreement and the Letter Agreements, Including without limitation, section 3.b. of the November 15, 1993 Letter Agreement (as defined in the Asset Purchase
Agreement) and section 2.g. of the June 1,
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1994 Letter Agreement (as defined in the Asset Purchase Agreement), are hereby incorporated herein by reference.

         E. In the event of any inconsistencies between the Letter Agreements and the Asset Purchase Agreement, on the one hand, and this Escrow Agreement, on the other hand, the terms and conditions of this Escrow Agreement shall govern. The duties of the Escrow Agent, however, are limited to those specified in this Agreement.

         F. All references to currency herein are to lawful money of the United States of America.

Accordingly, the parties agree as follows:

         1. Establishment of the Escrow Fund. In accordance with the terms of the Asset Purchase Agreement and the Letter Agreements, prior to the execution and delivery of this Escrow Agreement, Seller deposited 7,000,000 shares of Stratosphere Corporation Common Stock, $0.01 par value per share, beneficially owned by Seller (accompanied by a stock power duly executed in blank and medallion guaranteed) (the "Shares") with American Bank National Association ("American Bank") , as escrow agent under that certain Pledge and Escrow Agreement dated effective as of June 1, 1994 by and among Seller, Bob Stupak Enterprises, Inc., Purchaser and American Bank. Simultaneous with the closing and pursuant to instructions from Seller and Purchaser, American Bank has deposited the Shares with the Escrow Agent, and Seller has deposited the Promissory Note with the Escrow Agent. The amount, if any, payable upon maturity of the Promissory Note shall by the terms thereof be





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payable directly to the Escrow Agent to be held, invested and distributed in accordance with this Escrow Agreement. In addition, Seller shall, from time to time, deposit with the Escrow Agent additional cash and/or shares of Common Stock, so that beginning on the date that the Business is closed to the public (the "Business Closing Date"), and until the termination of this Agreement, the Value (as defined in Section 8.1 hereof) of the Escrow Fund shall at all such times be equal to or greater than the sum of the Claims Reserve (as defined in Section 3.1.3 hereof) and 150% of the Outstanding Package Obligations (as defined in the June 1, 1994 Letter Agreement) set forth on any Valuation Statement (as defined in Section 2.3 hereof) accompanied by an Accountant's Letter (as defined in Section 2.3 hereof). Such deposits (excluding any interest or income earned thereon but including any gains or losses in the principal amount thereof, less any payments or distributions pursuant to
Section 3 hereof, is herein called the "Escrow Fund."

                 1.1 The Escrow Agent shall hold, invest and dispose of the Escrow Fund and any accrued but unpaid interest or income thereon in accordance with the terms and conditions hereof and the Escrow Fund shall not constitute property of Seller except to the extent Seller is entitled to a distribution pursuant to the terms of this Agreement.

         2.      Investment of the Escrow Fund.

                  2.1.1 Investment. The Escrow Agent shall invest any or all of the cash in the Escrow Fund in any of the following;





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                          (i)  obligations issued or guaranteed by the United
States of America or any agency or instrumentality thereof;

                          (ii) certificates of deposit of or accounts with
national banks or corporations endowed with trust powers having capital and surplus in excess of $100,000;

                          (iii)  commercial paper at the time of investment
rated A-1 by Standard & Poor's Corporation or Prime-1 by Moody's Investor Service, Inc.;

                          (iv)  obligations issued by any state or municipality
of the United States;

                          (v)     fixed income securities of the highest rating
available from Standard & Poor's Corporation or Moody's Investor's Service, Inc., or of a comparable quality;

                          (vi)    any mutual fund that invests at least 80
percent of its fund primarily in one or more of the obligations described in paragraphs (i), (ii), (iii), (iv) and (v) above, including, without limitation, that certain mutual fund known as "Westcore Treasury Fund" which is operated by First Interstate Bank of Denver, N.A.; or

                          (vii)  any other investment mutually agreed upon in
writing by Seller and Purchaser; provided, that no such obligations or other investments shall mature later than three months from the date of Investment or such earlier period as may be necessary to assure that the final maturity of any such investments does not extend beyond the time when the amounts so invested would be required for any payments or distributions





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pursuant to Section 3.2 or 5 hereof and that each such investment is approved administratively in writing by the Chairman (the "Chairman") of the Nevada State Gaming Control Board (the "Gaming Control Board").

                          2.1.2   Treatment of Shares.  The Shares in the
Escrow Fund shall only be sold or transferred as provided in this Agreement. Seller shall have the right, from time to time, to instruct the Escrow Agent to release Shares from the Escrow Fund so that Seller may sell such Shares or use such Shares as collateral for a loan, provided that Seller, simultaneously with the withdrawal of such Shares, deposits sufficient proceeds of such sale or loan in the Escrow Fund and the Value of the Escrow Fund after such deposit is greater than or equal to the sum of the Claims Reserve and 150% of the then Outstanding Package Obligations.

                 2.2 Escrow Ledger. The Escrow Agent shall maintain a ledger (the "Escrow Ledger") setting forth (i) the Value of the Escrow Fund;
(ii) all income earned on the Escrow Fund; (iii) all items charged against the Escrow Fund; and (iv) with respect to any payment or distribution to Purchaser or Seller pursuant to this Escrow Agreement, the amount of such distribution, the date thereof and an indication of the extent to which, if any, such distribution came from the Escrow Fund.

                 2.3 Monthly Statement. As soon as practicable, but no later than ten (10) business days following the close of each Monthly Period (as defined in Section 8.1 hereof) during the term





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of this Escrow Agreement, the Escrow Agent shall deliver to Seller and Purchaser a statement (a "Monthly Statement") setting forth (i) the Value of the Escrow Fund on such date; (ii) the amount of income earned on the Escrow Fund during the period covered by such Monthly Statement; and (iii) the amount of any payment or distribution to Purchaser, Seller or a Refund Claimant (as defined in
Section 3.4.3 hereof) pursuant to this Escrow Agreement during the period covered by such Monthly Statement. For purposes of the Monthly Statement, the Value of the Shares shall be the Fair Market Value (as defined in section 8.1 hereof). In addition, as soon as practicable, but no later than ten (10) business days following the close of each Monthly Period during the term of this Escrow Agreement, Seller shall deliver to Purchaser and the Escrow Agent a statement (the "Valuation Statement") setting forth the amount (determined in
accordance with the terms of the letter dated        , 1994 from Purchaser to
the Gaming Control Board attached hereto as Exhibit A (the "Valuation Letter") of the existing Outstanding Package Obligations on such date, accompanied by a letter from KPMG Peat Marwick LLP, or an independent accounting firm mutually acceptable to both Purchaser and Seller (the "Independent Accountant"), setting forth the procedures performed by it relating to the Valuation Statement and the results of such procedures (an "Accountant's Letter"). Copies of all Monthly Statements, Valuation Statements and Accountant's Letters shall also be delivered to the Chairman.





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         3.      Procedure with Respect to Claims.

                 3.1      Indemnification Claim Notices.

                          3.1.1   If Purchaser has a claim for indemnification
against Seller under the Asset Purchase Agreement (including, without limitation, any claim arising from a suit, action or proceeding brought against Purchaser by a third party (a "Third Party Claim") for which Purchaser is required to, or seeks to, offset against the Escrow Fund (each an "Asserted Indemnification Claim"), Purchaser shall give prompt written notice to Seller and the Escrow Agent (a "Claim Notice") stating the amount (or a good faith reasonable estimate thereof, in the case of a Third Party Claim) of such Asserted Indemnification Claim. Any such Claim Notice shall specify in reasonable detail the basis for such claim and shall specify: (i) the section of the Asset Purchase Agreement upon which such Asserted Indemnification Claim is based; (ii) with respect to a Third Party Claim, pertinent details thereof, including, without limitation, the date by which any answer or other response must be served; and (iii) instructions from Purchaser to the Escrow Agent as to where payment shall be made, if and when required to be made hereunder. The Claim Notice shall in all cases be accompanied by a certificate of an executive officer of Purchaser stating that, to the best of such officer's knowledge and belief, the statements set forth in the Claim Notice are true and correct. Promptly following a final non-appealable judgment or settlement with respect to any Third Party Claim, Purchaser shall deliver to the Escrow Agent and Seller a





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certificate of an executive officer of Purchaser setting forth the amount of such judgment or settlement (a "Third Party Certificate").

                          3.1.2   Response by Seller.  Within 10 days after
receipt of any Claim Notice (or after receipt of any Third Party Certificate), Seller shall, by written notice to Purchaser and the Escrow Agent, (i) concede liability in whole or in part; or (ii) deny liability in whole or in part, in which case such amount of liability so denied shall be considered a Pending Claim, as defined in, and for purposes of, Section 4 hereof. A failure by Seller to respond in writing within such period shall be deemed a concession of liability in whole.

                          3.1.3   Claims Reserve.  The Escrow Agent shall hold
in the Escrow Fund as a reserve an amount equal to the aggregate of the amounts of all Pending Claims (the "Claims Reserve") in excess of 150% of the Outstanding Package Obligations. The Escrow Agent shall keep a record of all Pending Claims which constitute the Claim Reserve.

                 3.2 Payment of Claims. Subject to the limitations, if any, set forth in Section 19.4 of the Asset Purchase Agreement, and provided
(i) a Claim Notice has been delivered by Purchaser to Seller and the Escrow Agent in accordance with the provisions of Section 3.1.1 hereof on or prior to the time specified in the Asset Purchase Agreement with respect to such claim and (ii) Purchaser has delivered to Seller, if such Asserted Indemnification Claim is a Third Party Claim, a Third Party





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Certificate in accordance with Section 3.1.1 hereof, the Escrow Agent shall make payments to Purchaser from the Escrow Fund (A) promptly following the determination of the amount of any liability as to which there has been any concession of liability, in whole or in part by Seller, pursuant to Section
3.1.2 hereof, to the extent of the liability conceded, and (B) in accordance with 4.4 hereof, with respect to any Pending Claim.

                          3.2.1   Payments in General.  Any payments to
Purchaser under this Section 3.2 shall be made to Purchaser pursuant to the instructions set forth in the Claim Notice.

                          3.2.2   Restrictions on Payment.   Notwithstanding
anything to the contrary contained in this Agreement, no payments may be made to Purchaser for claims other than those related to an Invoice (as defined in Section 3.4.4 hereof) if as a result of such payment the Value of the Escrow Fund will be less than 150% of the outstanding Package Obligations. Any payment that is prohibited by this section 3.2.2 shall continue to be claim against the Escrow Fund and shall be paid to Purchaser at the earliest time that the such prohibition is no longer applicable.

                 3.3 With respect to any Pending Claim, the parties shall negotiate in good faith to reach written agreement resolving any dispute as promptly as possible. If, despite their best efforts, the parties are unable to reach written agreement within 10 days after the claim has become a Pending Claim under Section 3.1.2 or 3.4.2 hereof, the parties shall jointly submit any





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remaining dispute to an arbitrator satisfactory to both of them (the
"Arbitrator"), such arbitration to be held at such time and in such place as they shall mutually agree upon. If within 5 days following the expiration of such 10-day period the parties have failed to agree in writing upon the selection of an Arbitrator or any Arbitrator selected by them has not agreed to perform the services called for hereunder, the Arbitrator shall thereupon be selected by the American Arbitration Association). The decision of the Arbitrator with respect to any such dispute shall be final, binding and conclusive on both parties. Any such written agreement or Arbitrator's decision resolving a Pending claim is herein referred to as a "Claim Resolution." The fees and expense of the Arbitrator incurred in connection with any Claim Resolution shall be shared equally by Purchaser and Seller.

                 3.4      Outstanding Package Obligations.

                          3.4.1   Prior to the Business Closing Date, Seller
will continue to honor or refund all Outstanding Package Obligations pursuant to their terms. Seller shall pay all Refund Requests (as defined in section 3.4.2 hereof) within ten (10) business days of their receipt. If Seller instructs the Escrow Agent to pay Refund Requests pursuant to Section 3.4.2 hereof, Seller must deliver to the Escrow Agent and Purchaser the Refund Request List (as defined in Section 3.4.2 hereof) within ten (10) business days of the date that the first Refund Request listed on the Refund Request List was received. Any Refund Request that the Escrow Agent is instructed to pay directly pursuant to Section





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3.4.2 hereof, shall be paid by the Escrow Agent as soon as in practicable.

                          3.4.2.  After such time as Seller is no longer
entitled to payments pursuant to the Asset Purchase Agreement, Seller may from time to time submit to the Escrow Agent and Purchaser a list of all persons who have requested and are entitled to a refund of their Outstanding Package Obligation ("Refund Requests") specifying the name of such person, the amount of the refund payable and the address to which a refund should be sent (a "Refund Request List"). Simultaneous with the delivery of a Refund Request List, Seller shall instruct the Escrow Agent to (i) release from the Escrow Fund, in exchange for cash equal to the aggregate amount of the refunds specified on the Refund Request List, the number of Shares obtained by dividing the Coverage Amount (as herein defined) by the Fair Market Value, or (ii) sell, on behalf of Seller, in a commercially reasonable manner which the Escrow Agent may determine in its sole discretion, a sufficient number of Shares (after deducting all fees, commissions, transfer taxes and other charges) to satisfy in full the refunds specified on such Refund Request List. The Coverage Amount shall be obtained by multiplying (A) the aggregate amount of either (u) the refunds specified on a Refund Request List (for purposes of this section 3.4.2) or (w) the Invoice (as defined in section 3.4.3 and for purposes of Section 3.4.4) by (B) the lesser of (x) i.5 or (y) the result obtained by dividing the then Value of the Escrow Fund by the Outstanding Package Obligations. All cash received by the





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Escrow Agent shall be promptly paid by the Escrow Agent to the persons listed on such Refund Request List.

                          3.4.3   After the date the Stratosphere Tower, Casino
and Hotel opens, Purchaser may send to Seller and the Escrow Agent an itemized invoice of Purchaser's cost (as determined in accordance with the Valuation Letter) to service any Outstanding Package Obligations (including the cost of any Refund Requests paid by Purchaser) during the period covered by such invoice (the "Invoice"). The Invoice shall specify the customer name, the goods and services provided, Purchaser's cost to provide such goods and services and, if applicable, the cost of any Refund Requests, and shall be signed by Purchaser's Chief Executive Officer or Chief Financial Officer. Seller shall have the right to inspect during normal business hours Purchaser's books and records relating to the Outstanding Package Obligations and the computation of such Invoice.

                          3.4.4   Within 10 days after receipt of any Invoice,
Seller shall (i) pay Purchaser the amount due under such Invoice, or (ii) instruct the Escrow Agent to release from the Escrow Fund, In exchange for cash equal to the amount of such invoice, the number of Shares obtained by dividing the Coverage Amount by the Fair Market Value, such cash to be paid by the Escrow Agent to Purchaser to cover the Invoice, or (iii) instruct the Escrow Agent to pay such Invoice with cash, if any, then deposited in the Escrow Fund, or (iv) send a Dispute Notice (as herein defined). If Seller disputes all or any portion of any Invoice,





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seller shall, by written notice to Purchaser and the Escrow Agent (a "Dispute
Notice"), identify the disputed amounts, in which case such amounts shall be considered a Pending Claim, as defined in, and for purposes of Section 4 hereof. A failure by Seller to respond in writing within such period shall be deemed a concession of liability in whole.

                          3.4.5   If, within 10 days after receipt of any
Invoice, Seller has not (i) paid such Invoice, (ii) instructed the Escrow Agent to pay such Invoice and such Invoice has not been paid, (iii) instructed the Escrow Agent to release Shares as contemplated by Section 3.4.4 (ii), or (iv) delivered a Dispute Notice to Purchaser and the Escrow Agent, Purchaser may, at Purchaser's option (x) instruct the Escrow Agent to sell, on behalf of Seller, in a commercially reasonable manner which the Escrow Agent may determine in its sole discretion, a sufficient number of Shares (after deducting all fees, commissions, taxes and other charges) to satisfy the Invoice, or (y) instruct the Escrow Agent to sell to Purchaser and Purchaser shall redeem a sufficient number of Shares (after deducting all fees, commissions, taxes and other charges) to satisfy the Invoice. Fair Market Value shall be the price per share paid by Purchaser in the event that Purchaser elects to redeem Shares to satisfy the Invoice. Seller shall cooperate with the Escrow Agent and Purchaser in the sale or redemption of such Shares and Seller shall promptly upon request execute such documentation as is necessary to effectuate such transactions, including without limitation, the execution and





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timely filing of Form 144 with the Securities and Exchange Commission and customary representation letters to brokers, Purchaser and Purchaser's transfer agent.

         4.      Distributions

                 4.1.     Interim Interest Distributions.

         Within five business days after each Monthly Date, commencing November 30, 1994 (each such date an "Interim Interest Distribution Date"), the Escrow Agent shall distribute to Seller the income earned and received to such date on the Escrow Fund provided that the Value of the Escrow Fund will equal or exceed the sum of the Claims Reserve and 150% of the Outstanding Package Obligations after such distribution.

                 4.2 Escrow Distribution. After the distributions described in Section 4.1 hereof are made and within two business days after the later of (i) the date upon which any claim for indemnification under Section
19.4 of the Asset Purchase Agreement is barred by all applicable statutes of limitation or (ii) the date upon which the amount of the Outstanding Package Obligations equal zero as verified by the Independent Accountant (the "Escrow Distribution Date"), the Escrow Agent shall distribute to Seller an amount equal to the excess of the Value of the Escrow Fund on such date over the Claims Reserve.

                 4.3. Subsequent Distributions. After the distributions described in Sections 4.1 and 4.2 hereof are made and within two business days after the date of each Claim Resolution, the Escrow Agent shall, with respect to the amount held in the Claims





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Reserve for the Pending Claim to which such Claim Resolution relates, do the following:

                 (a) pay to Purchaser such sum, if any, as it is entitled to receive from the Claims Reserve pursuant to such Claim Resolution; and

                 (b) distribute the difference, if any, between the Pending Claim and Claim Resolution (after the payment pursuant to paragraph (a) above has been made) to Seller or set aside such amount in the Claims reserve for remaining claims, if necessary.

                 4.4 Distribution Notice. Twenty days prior to the Escrow Distribution Date, the Escrow Agent shall give notice to Purchaser in writing (the "Distribution Notice") specifying the amount of the distribution to be made pursuant to Section 4.2 hereof. By the last business day prior to the Escrow Distribution Date as set forth in the Distribution Notice, Purchaser shall deliver to Seller and the Escrow Agent a written notice (a "Distribution Reply") stating (i) its agreement that the amount specified in the Distribution Notice is properly distributable to Seller; or (ii) that it disputes that the amount (or any lesser portion thereof) is properly distributable to Seller and the reasons therefor, in which case such amount (or any portion thereof) so disputed shall be considered a Pending Claim for the purposes of this Section 4; provided, however, that failure by Purchaser to deliver a Distribution Reply to the Escrow Agent by the date set forth above shall be deemed an agreement by Purchaser





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that the amount specified in the Distribution Notice is properly distributable to Seller.

                 4.5 Payment of Distributions. The Escrow Agent shall make distributions of the Escrow Fund pursuant to and in accordance with this
Section 4 to Seller and/or Purchaser (i) within two business days after receipt by the Escrow Agent of the Distribution Reply with respect to undisputed amounts; and (ii) on the respective applicable distribution dates (x) if Purchaser fails to give a timely Distribution Reply or (y) with respect to any distribution under the provisions of this Section 4 not requiring a Distribution Notice.

         5. Termination. This Escrow Agreement shall terminate upon the distribution of all of the Escrow Fund and any accrued but unpaid interest and income earned thereon, which in no event shall be earlier than the date that the Outstanding Package obligations equal zero.

         6.      Duties of the Escrow Agent; Fees and Expenses.

                 6.1 Duties Limited. The Escrow Agent shall perform only the duties expressly set forth herein.

                 6.2 Instructions and Reliance. The Escrow Agent shall act at any time upon joint written instructions from Purchaser and Seller that are administratively approved in writing by the Chairman even if contrary to any provision of this Escrow Agreement. The Escrow Agent may rely upon, and shall be protected in acting or refraining from acting upon, any written notice, instruction or request furnished to it hereunder and believed by





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it to be genuine and to have been signed or presented by the proper party or parties.

                 6.3 Good Faith. Seller and Purchaser shall, jointly and severally, Indemnify the Escrow Agent and hold it harmless against any loss, liability or expense incurred without gross negligence or bad faith on its part, arising out of or in connection with this Escrow Agreement, including the costs and expenses incurred in defending any such claim of liability. The Escrow Agent may consult with its own counsel, and shall have full and complete authorization and protection for any action taken or suffered in good faith and in accordance with the opinion of such

                 6.4 Fees and Expenses. Seller and Purchaser shall each pay one-half of the compensation of the Escrow Agent, pursuant to Exhibit B hereto attached, for the Escrow Agent's services hereunder and all expenses, disbursements and advances (including reasonable attorneys' fees and disbursements) incurred by the Escrow Agent in carrying out its duties hereunder (the "Escrow Agent's Fees"). Neither the Escrow Agent's compensation nor the Escrow Agent's fees shall be paid out of the Escrow Fund or income earned thereon.

         7.      Resignation and Termination of the Escrow Agent.

                 7.1 Resignation. The Escrow Agent may resign at any time by giving 30 days' notice of such resignation to Purchaser and Seller. Thereafter, the Escrow Agent shall have no further obligation hereunder except to hold the Escrow Fund and income earned thereon as depositary. In such event, the Escrow Agent





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shall not take any action until Purchaser and Seller have designated a banking corporation, trust company, attorney or other person as successor Escrow Agent; provided, however, that if Purchaser and Seller fail to do so prior to the expiration of the 30 day period described above, the Escrow Agent may designate a banking corporation or trust company as successor Escrow Agent, and if Purchaser or Seller fails to object to the Escrow Agent's selection within 30 days following written notice from Escrow Agent, such banking corporation or trust company will be the successor Escrow Agent. If Purchaser or Seller does object to such selection, each will exercise reasonable discretion in doing so and will submit the reason(s) therefor in writing to the Escrow Agent upon request. Upon receipt of instructions from Purchaser and Seller as to the identity of the new Escrow Agent, or upon the expiration of the 30 day notice period following the Escrow Agent's notice to the Purchaser and Seller of its selection of a successor Escrow Agent, as the case may be, the Escrow Agent shall promptly deliver the Escrow Fund and any income earned thereon held by the Escrow Agent pursuant to this Escrow Agreement to such successor Escrow Agent and shall thereafter have no further obligations hereunder. Purchaser, Seller and the Escrow Agent, as the case may be, will each use reasonable efforts to designate as a successor Escrow Agent a banking corporation, trust company, attorney or other person located in the State of Nevada.

                 7.2 Termination. Purchaser and Seller together may terminate the appointment of the Escrow Agent hereunder upon notice





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specifying the date upon which such termination shall take effect.  In the event of such termination, Purchaser and Seller shall within 30 days of such notice jointly appoint a successor Escrow Agent and the Escrow Agent shall promptly deliver to such successor Escrow Agent the Escrow Fund and any Income earned thereon. Purchaser and Seller will use reasonable efforts to designate as such successor Escrow Agent a banking corporation, trust company, attorney or other person located in the State of Nevada. Upon receipt of the funds, the successor Escrow Agent shall thereupon be bound by all of the provisions hereof.

         8.      Miscellaneous

                 8.1 Certain Definitions. As used in this Agreement, the following terms have the following meanings unless the context otherwise requires:

                 (i) "Fair Market Value" means the closing price per share of Common Stock on such date. The closing price for each day shall be the last sale price, regular way, or, in case no such sale takes place on such day, the average of the closing bid and asked prices, regular way, in either case as reported in the principal consolidated transaction reporting system with respect to securities listed or admitted to trading on the New York Stock Exchange or, if the Common Stock or such other securities are not listed or admitted to trading on the New York Stock Exchange, as reported in the principal consolidated transaction reporting system with respect to securities listed on the principal national securities exchange on which the Common Stock or such other





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securities are listed or admitted to trading or, if the common Stock is not listed or admitted to trading on any national securities exchange, the last quoted sale price or, if not so quoted, the average of the high bid and low asked prices in the over-the-counter market, as reported by the National Association of Securities Dealers, Inc. Automated Quotation System or such other system then in use, or, if on any such date the Common Stock or such other securities are not quoted by any such organization, the average of the closing bid and asked prices as furnished by a professional market maker making a market in the Common Stock or such other securities selected by the Board of Directors of Purchaser. If the Common Stock are not publicly held or so listed or publicly traded, Fair Market Value means the per share book value thereof determined in accordance with GAAP consistently applied as of the end of the most recent calendar quarter, as set forth in the Corporation's regularly prepared financial statements.

                 (ii) "Monthly Period" means the period commencing on the date hereof and ending November 30, 1994 and, each month thereafter.

                 (iii) "Value" means, with respect to the Escrow Fund, as at any date, the sum of the Fair Market Value of the Shares and the market value of all other assets therein (excluding any income thereon but including any gains or losses in the principal amount thereof) determined by the Escrow Agent, whose determination with respect thereto shall be final.





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                 8.2      Notices.  Any notice or other communication required
or which may be given hereunder shall be in writing and shall be delivered personally, telegraphed, or sent by facsimile transmission with telephone confirmation, or sent by certified, registered or express mail, postage prepaid, and shall be deemed given when so delivered personally, telegraphed, or sent by facsimile transmission, or, if mailed, three days after the date of mailing, as follows:

                 (i)      If to Seller:

                          Mr. Bob Stupak
                          Stratosphere Corporation
                          200 Las Vegas Boulevard South
                          Las Vegas, Nevada  89104

                          With a copy to:

                          Denton & Denton Ltd.
                          626 South 7th Street
                          Las Vegas, Nevada  89101

                          Attention:  Mark Denton, Esq.

                          With a copy to the Chairman

                 (ii)     If to Purchaser:

                          Stratosphere Corporation
                          200 Las Vegas Boulevard South
                          Las Vegas, Nevada  89104

                          Attention:  Executive Vice President

                          With a copy to:

                          Maslon Edelman Borman & Brand
                          A Professional Limited Liability Partnership
                          3300 Norwest Center
                          90 South Seventh Street
                          Minneapolis, Minnesota  55402-4140

                          Attention:  Russell F. Lederman, Esq.

                          With a copy to the Chairman

                 (iii)    If to the Escrow Agent:

                          First Interstate Bank of Nevada, N.A.
                          3800 Howard Hughes Parkway, Suite 200
                          Las Vegas, NV 89109

                          Attention:  Corporate Trust Department

                          With a copy to:

                          Streich Lang
                          3800 Howard Hughes Parkway, Suite 1500
                          Las Vegas, NV 89109

                          Attention:  Michael B. Wixom, Esq.

                          With a copy to the Chairman

                 (iv)     If to the Chairman:

                          State of Nevada
                          Gaming Control Board
                          1150 E. William Street
                          Carson City, Nevada 89710

                          Attention: Chairman

         Any party may by notice given in accordance with this Section to the other parties designate another address or person for receipt of notice hereunder.

                 8.3 Entire Agreement. This Escrow Agreement is entered into and delivered pursuant to the Asset Purchase Agreement and the Letter Agreements and except as provided in this Agreement, as such contains the entire agreement among the parties with respect to the subject matter hereof and supersedes all prior agreements, written or oral, with respect thereto.

                 8.4 Waivers and Amendments. This Escrow Agreement may be amended, modified, superseded, cancelled, renewed or extended, and the terms and conditions hereof may be waived, only with the prior administrative approval of the Chairman and only by a written Instrument signed by the parties, or, in the case of a waiver, by the party waiving compliance. No delay on the part of any party in exercising any right, power or privilege hereunder shall operate as a waiver thereof, nor shall any waiver on the part of any party of any right, power or privilege hereunder, nor any single or partial exercise of any right, power or privilege hereunder, preclude any other or further exercise thereof or the exercise of any other right, power or privilege hereunder.

                 8.5 Binding Agreement. This Escrow Agreement shall be binding upon the successors, legal representatives and permitted assigns of the parties. Except as otherwise provided herein, no assignment of any rights or delegation of any obligations provided for herein may be made by any party without the express written consent of all other parties hereto.

                 8.6 Further Assurances. Each of the parties shall execute such documents and other papers and take such further actions as may be reasonably required or desirable to carry out the provisions hereof and the transactions contemplated hereby.

                 8.7 Variations in Pronouns. All pronouns and any variations thereof refer to the masculine, feminine or neuter, singular or plural, as the identity of the person or persons may require.

                 8.8 Counterparts. This Escrow Agreement may be executed in two or more counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same instrument.

                 8.9 Governing Law. This Escrow Agreement shall be governed and construed in accordance with the internal laws of the State of Nevada applicable to agreements to be made and performed entirely within such state.

                 8.10 Headings. The headings in this Escrow Agreement are for reference purposes only and shall not in any way affect the meaning or interpretation of this Escrow Agreement.

                 8.11 Arbitration. The parties expressly agree that, should any dispute arise relating to this Agreement or its negotiation, execution, performance or modification, it shall be resolved by binding arbitration, with such arbitration administered by the American Arbitration Association (the "AAA"), pursuant to the Commercial Arbitration Rules of the AAA. Such arbitration shall proceed in Las Vegas, Nevada, shall be governed by the provisions of the Federal Arbitration Act, and to the extent the foregoing are inapplicable, unenforceable or invalid, the laws of the State of Nevada. Any decision on the merits of any claim or portion thereof rendered by arbitrators shall be made by way of a written opinion in which the reasons for the decision be explained. Judgment upon the award rendered by the arbitrator may be entered in any court having jurisdiction. Any party who fails to submit to binding arbitration following a lawful demand of the opposing party shall bear all costs and expenses, including reasonable attorneys fees, incurred by the opposing party in compelling arbitration.

        IN WITNESS WHEREOF, the parties have caused the execution of this Escrow Agreement on the date first above written.

                                        STRATOSPHERE CORPORATION

                                        By:           [SIG]
                                           -----------------------------------
                                           Name:
                                           Title:


                                                      [SIG]
                                        --------------------------------------
                                        Bob Stupak


                                        as Escrow Agent

                                        By:
                                           ----------------------------------
                                           Name:
                                           Title:


STATE OF NEVADA
COUNTY OF CLARK

On   November 1, 1994   , personally appeared before me, a Notary Public,
   --------------------

                                   BOB STUPAK
- -------------------------------------------------------------------------------
personally known (or proven) to me to be the person(s) whose name(s) subscribed to the above instrument who acknowledged that __he__ executed the instrument.


                                     [SIG]
                            -----------------------
                                 NOTARY PUBLIC

                                     [SEAL]

                                                                      EXHIBIT A


                                VALUATION LETTER

                            STRATOSPHERE CORPORATION



October 17, 1994

Mark Clayton, Securities Division
Gaming Control Board
1150 E. William Street
Carson City, Nevada 89710

        Re:     Value Determination -
                Stratosphere Club Packages/Vacation Packages

Dear Mark:

This letter is intended to provide you with an explanation as to how valuations will be made for the refunding of Vacation Club Packages and Stratosphere Club and Tower Packages and Peat Marwick's valuation procedure for the various benefits associated with those packages that will be honored by Stratosphere Corporation upon the opening of the Stratosphere Tower Resort.

All Vacation Club packages will either be used prior to the Hotel's closing on February 1, 1995 or be given two alternatives. For those persons unable to use their package prior to February 1, 1995, a choice of either receiving a refund of their vacation package purchase price or, in the alternative, exchanging their existing vacation package for a different vacation package to be offered by Bob Stupak and honored by Stratosphere Corporation. These packages will remain as Bob Stupak liabilities and be treated in the escrow the same as other Stupak package liabilities.

Bob Stupak intends to offer all holders of current one time vacation packages the option of exchanging their existing vacation package for the following alternative vacation offer which will be honored by Stratosphere Corporation once it is operating its Hotel and Casino:

        1.      A room for three days and two nights.*

        2.      Unlimited drinks in all casino bars.*

        3.      $400.00 in table action (one way action chips).*

        4.      $100.00 in cash.*

        5. A choice of an additional $200.00 in table action or an additional $100.00 in cash.



2000 Las Vegas Boulevard South / Las Vegas, Nevada 89104 / Phone (702) 383-5217

Mark Clayton, Securities Division
Gaming Control Board
October 17, 1994
Page Two

        6.      $100.00 in Kolossal Keno Play.*

        7. A second vacation to one of seven destinations for four days and three nights (transportation not included).*

        8. This package will be able to be used for a one (1) year period beginning on the date that the Stratosphere Resort opens.*

        * Please note that any holders of packages which were purchased for a price of less than $398.00 will be offered a package comparable to the one set forth above but based upon that package price amount (i.e. if they paid $190.00 they would be offered half of the benefits set forth above).

        * All of the above benefits are liabilities of Bob Stupak. They will be valued for purposes of the escrow at $398.00 per package.

To summarize, one time vacation package holders will have a choice of three (3) options regarding their existing vacation packages:

        1.      Receive a refund.

        2.      Use their package prior to February 1, 1995, or

        3. Exchange their package for the package offered by Bob Stupak which will be honored by Stratosphere Corporation.

In addition to one time vacation packages, there also exists both Stratosphere Club and Stratosphere Tower packages. These packages entitle the holder to multiple visits over a period of years. Each of these packages have time limits on them prohibiting holders of these packages from visiting the Hotel and obtaining their casino benefits more often than once every six (6) months with regard to Club members and once every year with regard to Tower members. In reviewing how refunds will be made to holders of Stratosphere Club and Stratosphere Tower members, the following will be done:

        1. Stratosphere Club - All Stratosphere Club members who have used at least one (1) visit are not entitled to a refund of their purchase price for the balance of their membership. This provision was clearly set forth in the sales literature which they relied upon when purchasing their membership. For the most part, Stratosphere Club members purchased five (5) or six (6) visit packages which entitled them to come one time no sooner than every

Mark Clayton, Securities Division
Gaming Control Board
October 17, 1994
Page Three

                six (6) months and receive either casino action or cash upon arrival in addition to various other benefits. These members will all be offered an extension of time equal to the time period Vegas World is closed in which to use their benefits. This will compensate members for the period of time between Vegas World's closure and the opening of Stratosphere. For instance, should Vegas World be closed for one (1) year prior to reopening as Stratosphere, every holder of a Stratosphere Club package will be given one additional year within which to use their benefits.

Any Stratosphere Club member who does not wish to extend his program but prefers a refund will be accommodated by Mr. Stupak. The refund amount will be based upon the total value of casino benefits or cash benefits received by that person prior to the refund. For example, if a patron has come to Vegas World for three
(3) visits of their five (5) or six (6) visit package and has received $1,000.00 in action chips on each visit and paid $1,985.00 for their Stratosphere Club Membership, they would be credited with their $1,985.00 purchase price for which a deduction of fifty percent (50%) of the total dollar amount of action chips received or one hundred percent (100%) of the cash they received on their three
(3) visits. Their refund would be based upon the difference between the purchase price and the value of the cash or casino action benefits they received. In the case of someone who has visited three (3) times and received $3,000.00 in chips, they would receive as a refund $485.00 in cash. ($1,985.00 - (.50 x 3000) = $485.00).

With regard to the Stratosphere Tower Club, the computation for refunds will depend upon the terms of the contract that the particular member signed. Attached for your information are the various terms of the contracts that members entered into. In some contracts there was no mention of how a refund would be calculated. In other contracts refund provisions are set out. For those packages where there was no discussion of refund calculation, the calculation will be done in the same way that the Club Membership is calculated. Therefore, if a person purchased a ten (10) year Stratosphere Tower Club package for $6,000.00 and has visited three (3) times and received $3,000.00 in action chips, that person would receive back $4,500.00 in cash. (6,000 - (3000 x .50) = $4,500.00).

With regard to those persons who entered into contracts setting forth the terms and conditions for a refund, their refund will be done according to those terms. Attached for your convenience is a copy of a contract setting forth those terms and conditions.

Mark Clayton, Securities Division
Gaming Control Board
October 17, 1994
Page Four

The last issue to be determined is the valuation of Stratosphere Club and Tower packages for those persons who decide to keep their packages and use them when Stratosphere reopens. After discussions with Peat Marwick, Bob Stupak, and Stratosphere, the following is intended to be a fair and equitable valuation of the various benefits:

        1.      Cash will be valued at one hundred percent (100%) of its value.

        2. Casino action chips will be valued at fifty percent (50%) of the total amount of chips given.

        3. The keno benefits will be valued at ten cents (10 cents) per play. (Based upon actual historical cost).

        4. Slot tournament entries will be valued at eighty-one cents (81 cents) per entry. (Based upon actual historical cost).

        5. Show tickets will be valued at one dollar ($1.00) per show ticket.

        6. The remaining benefits: room nights, elevator rides and drinks, are being provided by Stratosphere Corporation at no cost to Mr. Stupak. (This includes Tower Memberships). Therefore, since Mr. Stupak will not be billed for these services, there is no need to value these items.

I hope this letter sets forth the information you requested. I am of course available to discuss this information with you should you feel it necessary.

Sincerely,

/sig/ Andrew S. Blumen

ANDREW S. BLUMEN
Executive Vice President/General Counsel

                                    Receipt

        The undersigned hereby acknowledges receipt of the following documents from Lawyers Title of Nevada.

        1.      The original Promissory Note

        2.      One copy of the Escrow Agreement

        3. An originally signed Letter of Instruction addressed to American Bank signed by Seller and Buyer

        The undersigned hereby agrees to forward the Letter of Instruction addressed to American Bank signed by Seller and Buyer to American Bank as soon as practicable with instructions for delivery of the documents referred to therein to the undersigned.

        Executed this ______ day of November, 1994.

                                        First Interstate Bank

                                        By:
                                           ---------------------------------

                                        Name:
                                             -------------------------------
                                        Its:
                                            --------------------------------